Pilgrim's Pride Reports Results for Fourth Quarter of Fiscal 2011
GREELEY, Colo., February 17, 2012 - Pilgrim's Pride Corporation (NYSE: PPC) reported today sales of $1.83B for the fourth quarter of 2011, compared with $1.81B in the same period for 2010. Adjusted EBITDA for the quarter was $22.6M, and operating cash flows were positive for the same period. The Company recognized a net loss of $85.4M for the fourth quarter, resulting in a $0.40 loss per share.
“While 2011 was an extremely challenging year, it was also transformational with respect to Pilgrim's operating model,” stated Bill Lovette, Pilgrim's Chief Executive Officer.
Mr. Lovette identified some of the challenges Pilgrim's faced in 2011, including the impact of extreme grain volatility and increased cost inputs. “The industry had burdensome levels of finished goods inventories and overproduction in the first half of the year. Additionally, very weak chicken prices relative to costs continued throughout the year.”
“The company's operating model changes include realignment of strategy and management structure becoming a lean and agile team focused on operational excellence, joint value creation with key customers, growth of value added exports and driving ownership and accountability deeper in the organization. This transformation brings forth a goal of more effective working capital management, an improved cost structure, and a more profitable sales mix. Pilgrim's also changes its pricing strategy creating less dependence on one-year fixed price contracts and more reflective of markets,” he added.
External impacts on the full year results stemmed from the company's focused inventory reduction efforts in the first half, as well as non-cash write offs of fixed assets, and impairments related to breeder stock during the first three quarters.
Year over year net sales increased 9.5% to $7.5B in 2011, with net income for the year resulting in a loss of $496.8M.
Conference Call Information
A conference call to discuss Pilgrim's quarterly results will be held today at 9:00 a.m. Mountain (11 a.m. Eastern). We encourage participants to pre-register for the conference call using the following link. Callers who pre-register will be given a unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time.

To pre-register, go to:
http://services.choruscall.com//diamondpass/registration?confirmationNumber=10008362

You may also reach the pre-registration link by logging in through the investor section of our website at www.pilgrims.com and clicking on the link under “Upcoming Events.”

For those who would like to join the call but have not pre-registered, access is available by dialing +1 (877) 875-0930 within the US or +1 (412) 902-6569 internationally and requesting the “Pilgrim's Pride Conference.”  Please note that to submit a question to management during the call, you must be logged in via telephone.

Replays of the conference call will be available on our website approximately two hours after we conclude the call and can be accessed through the investor section of www.pilgrims.com. The webcast will be available for replay through May 17, 2012.

About Pilgrim's Pride

Pilgrim's employs approximately 39,500 people and operates chicken processing plants and prepared-foods facilities in 12 states, Puerto Rico and Mexico. The Company's primary distribution is through retailers and foodservice distributors.

Forward-Looking Statements

Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements. Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally; the ability to execute the Company's business plan to achieve desired cost savings and profitability; the ability of the Company to achieve the anticipated synergistic gains from the sale of its common stock to JBS USA Holdings, Inc; the ability of the Company to re-open its idled facilities in the manner and on the time schedule planned due to, among other things, the Company's dependence on commodity prices and economic conditions; future pricing for feed ingredients and the Company's products; additional outbreaks of avian influenza or other diseases, either in Pilgrim's Pride's flocks or elsewhere, affecting its ability to conduct its operations and/or demand for its poultry products; contamination of Pilgrim's Pride's products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of cash resources, particularly in light of Pilgrim's Pride's substantial leverage; restrictions imposed by, and as a result of, Pilgrim's Pride's substantial leverage; changes in laws or regulations affecting Pilgrim's Pride's operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause the costs of doing business to increase, cause Pilgrim's Pride to change the way in which it does business, or otherwise disrupt its operations; competitive factors and pricing pressures or the loss of one or more of Pilgrim's Pride's largest customers; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channel, including exports into Russia, the anti-dumping proceeding in Ukraine and the anti-dumping and countervailing duty proceeding in China; and the impact of uncertainties of litigation as well as other risks described under “Risk Factors” in the Company's Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, Pilgrim's Pride cannot assure that it will be successful in completing the rights offering on the terms outlined in this press release or otherwise.

Contact:    Rosemary Geelan
Pilgrim's Pride Investor Relations
(970) 506-8192

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2011	2010	2011	2010
	(Unaudited)	(Unaudited)
	(In thousands, except per share data)

Net sales	$1,829,308	$1,811,294	$7,535,698	$6,881,629
Costs and expenses:
Cost of sales	1,809,120	1,690,311	7,677,235	6,416,318
Operational restructuring charges	—	1,793	—	4,318

Gross profit (loss)	20,188	119,190	(141,537)	460,993

Selling, general and administrative expense	48,652	52,129	205,993	209,544
Administrative restructuring charges, net	14,589	14,328	26,061	66,022

Operating income (loss)	(43,053)	52,733	(373,591)	185,427

Interest expense	28,668	24,525	111,532	105,553
Interest income	(154)	(1,985)	(1,465)	(3,805)
Foreign currency transaction losses (gains)	1,366	(665)	12,601	212
Loss on early extinguishment of debt	—	11,726	—	11,726
Miscellaneous, net	(2,896)	(3,905)	(9,133)	(13,288)

Income (loss) before reorganization items and income taxes	(70,037)	23,037	(487,126)	85,029
Reorganization items, net	—	—	—	18,541

Income (loss) before income taxes	(70,037)	23,037	(487,126)	66,488
Income tax expense (benefit)	15,026	(19,544)	8,564	(23,838)

Net income (loss)	(85,063)	42,581	(495,690)	90,326
Less: Net income (loss) attributable to noncontrolling interests	292	737	1,082	3,185

Net income (loss) attributable to Pilgrim’s Pride Corporation	$(85,355)	$41,844	$(496,772)	$87,141

Weighted average shares of common stock outstanding:
Basic	214,282	214,282	214,282	214,282
Diluted	214,282	214,282	214,282	214,282

Net income (loss) per share of common stock outstanding:
Basic	$(0.4)	$0.20	$(2.32)	$0.41
Diluted	$(0.4)	$0.20	$(2.32)	$0.41

PILGRIM’S PRIDE CORPORATION
Consolidated Balance Sheets

	December 25,	December 26,
	2011	2010
	(In thousands)

Cash and cash equivalents	$41,609	$106,077
Restricted cash and cash equivalents	7,680	60,953
Investment in available-for-sale securities	157	1,554
Trade accounts and other receivables, less allowance for doubtful accounts	349,222	321,300
Account receivable from JBS USA, LLC	21,198	465
Inventories	879,094	1,029,254
Income taxes receivable	59,067	58,465
Current deferred tax assets	—	3,476
Prepaid expenses and other current assets	52,350	81,250
Assets held for sale	53,816	47,671

Total current assets	1,464,193	1,710,465

Investment in available-for-sale securities	497	11,595
Deferred tax assets	71,099	22,609
Other long-lived assets	57,921	67,143
Identified intangible assets, net	44,083	48,950
Property, plant and equipment, net	1,241,752	1,358,136

Total assets	$2,879,545	$3,218,898

Accounts payable	$328,864	$329,780
Account payable to JBS USA, LLC	11,653	7,212
Accrued expenses and other current liabilities	281,797	297,940
Income taxes payable	—	6,814
Current deferred tax liabilities	79,248	38,745
Current maturities of long-term debt	15,611	58,144

Total current liabilities	717,173	738,635

Long-term debt, less current maturities	1,408,001	1,281,160
Note payable to JBS USA Holdings, Inc.	50,000	—
Deferred tax liabilities	—	3,476
Other long-term liabilities	145,941	117,031

Total liabilities	2,321,115	2,140,302

Common stock	2,143	2,143
Additional paid-in capital	1,443,484	1,442,810
Accumulated deficit	(843,945)	(348,653)
Accumulated other comprehensive loss	(46,070)	(23,637)

Total Pilgrim’s Pride Corporation stockholders’ equity	555,612	1,072,663

Noncontrolling interest	2,818	5,933

Total stockholders’ equity	558,430	1,078,596

Total liabilities and stockholders' equity	$2,879,545	$3,218,898

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)

NOTE: “EBITDA” is defined as the sum of income (loss) from continuing operations plus interest, taxes, depreciation and amortization. “Adjusted EBITDA” is defined as the sum of EBITDA plus restructuring charges, reorganization items and loss on early extinguishment of debt less net income attributable to noncontrolling interests. EBITDA is presented because it is used by us and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of results prepared in conformity with accounting principles generally accepted in the US (“GAAP”), to compare the performance of companies. We believe investors would be interested in our Adjusted EBITDA because this is how our management analyzes EBITDA from continuing operations. The Company also believes that Adjusted EBITDA, in combination with the Company's financial results calculated in accordance with GAAP, provides investors with additional perspective regarding the impact of certain significant items on EBITDA and facilitates a more direct comparison of its performance with its competitors. EBITDA and Adjusted EBITDA are not measurements of financial performance under GAAP. They should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.

	Three Months Ended		Twelve Months Ended
	December 25,	December 26,	December 25,	December 26,
	2011	2010	2011	2010
	(In thousands, except per share data)

Net loss from continuing operations	$(85,063)	$42,581	$(495,690)	$90,326

Add:
Income tax expense (benefit)	15,026	(19,544)	8,564	(23,838)
Interest expense, net	28,514	22,540	110,067	101,748
Depreciation and amortization	52,355	55,648	211,780	231,045
Minus:
Amortization of capitalized loan costs	2,515	3,531	9,522	14,797

EBITDA	8,317	97,694	(174,801)	384,484

Add:
Restructuring charges	14,589	16,121	26,061	70,340
Reorganization items, net	—	—	—	18,541
Loss on early extinguishment of debt	—	11,726	—	11,726
Minus:
Net income attributable to noncontrolling interest	292	737	1,082	3,185
Adjusted EBITDA	$22,614	$124,804	$(149,822)	$481,906